Exhibit (m)(2)

Service and Distribution Plan

Value Line Defensive Strategies Fund

Service and Distribution Plan (the “Plan”)

The Plan is adopted this 17th day of March, 2016, by the Board of Trustees (the “Board”) of Value Line Funds Investment Trust, a Massachusetts business trust (the “Trust”), with respect to its series Value Line Defensive Strategies Fund (the “Fund”).

1.	The Plan is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “Act”) so as to allow the Fund to make payments as contemplated herein, in conjunction with the distribution of shares of beneficial interest of the Fund (“Shares”). Payments also may be made, but shall not be required to be made, by the Fund’s investment adviser, manager and/or their respective affiliates, out of fees, past profits or any other source available to them.

2.	The Plan is designed to finance activities of EULAV Securities LLC (the “Distributor”) principally intended to result in sale of the Shares and to include the following: (a) to provide incentive to securities dealers to sell Shares and to provide administrative support services to the Fund and its shareholders; (b) to compensate other participating financial institutions and organizations (including individuals) for providing administrative support services to the Fund and its shareholders; (c) to pay for costs incurred in conjunction with advertising and marketing of Shares including expenses of preparing, printing and distributing prospectuses and sales literature to prospective shareholders, securities dealers and others, and (d) other costs incurred in the implementation and operation of the Plan.

3.	As compensation for the services to be provided under this Plan, the Distributor shall be paid a fee at the annual rate of 0.25% of the Fund’s average daily net assets. The fee shall be calculated and accrued daily and paid monthly in arrears.

4.	All payments to securities dealers, participating financial institutions and other organizations shall be made pursuant to the terms of a written agreement between the Distributor and such dealer, institution or organization.

5.	In each year that the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement shall prepare and furnish to the Board, and the Board shall review, at least quarterly, written reports, complying with the requirements of Rule 12b-1 under the Act, of the amounts expended under the Plan and the purposes for which such expenditures were made.

6.	The Plan shall not take effect until it has been approved in the manner prescribed by the Act and the rules and regulations thereunder, subject however to such exemptions as may be granted by the Securities and Exchange Commission (“Commission”) by any rule, regulation or order. It being recognized that the Act and the rules and regulations thereunder currently require that the Plan shall not take effect until it has been approved by a majority vote of (A) both (i) the Board and (ii) a majority of the Board who are not “interested persons” (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (the “Qualified Trustees”), cast in person at a meeting called for the purpose of voting thereon, and (B) if adopted after any public offering of Shares or the sale of Shares to persons who are not affiliated persons of such Fund, affiliated persons of such persons, promoters of such Fund or affiliated persons of such promoters, a vote of at least “a majority of the outstanding voting securities” (as defined in the Act) of the Fund.

7.	The Plan and any related agreements shall continue in effect for so long as such continuance is approved in the manner prescribed by the Act and the rules and regulations thereunder, subject however to such exemptions as may be granted by the Commission by any rule, regulation or order. It being recognized that the Act and the rules and regulations thereunder currently require that the Plan and any related agreements shall continue in effect for so long as such continuance is specifically approved at least annually by a majority vote of both (i) the Board and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting thereon.

8.	The Plan may be amended at any time by the Board provided that the Plan may not be amended in order to increase materially the amount of distribution fees provided for in paragraph 3 above unless such amendment is approved in the manner prescribed by the Act and the rules and regulations thereunder, subject however to such exemptions as may be granted by the Commission by any rule, regulation or order. It being recognized that the Act and the rules and regulations thereunder currently provide that the Plan may not be amended in order to increase materially the amount of distribution fees provided for in paragraph 3 above unless such amendment is approved by a vote of at least “a majority of the outstanding voting securities” (as defined in the Act) of the Fund, and no material amendment to the Plan shall be made unless approved by the Board and the Qualified Trustees in the manner provided in paragraph 6(A) above.

9.	The Plan may be terminated at any time in the manner prescribed by the Act and the rules and regulations thereunder, subject however to such exemptions as may be granted by the Commission by any rule, regulation or order. It being recognized that the Act and the rules and regulations thereunder currently provide that the Plan may be terminated at any time by a majority vote of the Qualified Trustees or by a “vote of a majority of the outstanding voting securities” (as defined in the Act) of the Fund.

10.	While the Plan is in effect, the selection and nomination of Trustees who are not “interested persons” (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not “interested persons.”

11.	The Fund shall preserve copies of the Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date thereof, the first two years in an easily accessible place.

The obligations under this Plan and any agreement shall only be binding upon the assets and property of the Fund, and shall not be binding upon any Trustee, officer, or shareholder of the Fund individually. The Fund shall have no liability under this Plan or any agreement for the obligations of any other series of the Trust.